Exhibit A

Joint Filing Agreement

The undersigned agree that this Schedule 13G, and all amendments thereto, relating to the Common Stock of OBA Financial Services, Inc. shall be filed on behalf of the undersigned.

/s/ STEVEN R. GERBEL

Steven R. Gerbel

BROWN TROUT MANAGEMENT, LLC

Name: Steven R. Gerbel

Title:   Managing Member

Exhibit B

Due to the relationships between them, the Reporting Persons hereunder may be deemed to constitute a “group” with one another for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934.